Exhibit 99.1

Arrow Electronics Acquires TechTurn, Ltd.

Strategic Expansion of Electronics Asset Disposition Portfolio

ENGLEWOOD, Colo.--(BUSINESS WIRE)--January 18, 2012--Arrow Electronics, Inc. (NYSE:ARW) announced today that it has agreed to acquire TechTurn, Ltd. (“TechTurn”), a leading provider of electronics asset disposition (EAD) services that specializes in the processing and sale of technology devices that are returned or recycled from businesses and consumers.

TechTurn offers a comprehensive portfolio of services, including asset retirement, data wipe, asset test and diagnostics, data sanitation, and refurbishment and remarketing. With offices in Texas and Virginia, as well as partner facilities in Europe and Canada, TechTurn provides EAD services to Fortune 500 customers, original equipment manufacturers, and large retailers.

“We are very excited to have the TechTurn team join the Arrow family. This acquisition will strengthen our existing portfolio of services and is a continuation of our global strategy to expand into faster growing services that span the full lifecycle of technology and complement our core businesses,” said Paul J. Reilly, executive vice president, finance and operations and chief financial officer of Arrow Electronics.

TechTurn is headquartered in Austin, Texas, and has 135 employees. The company’s sales are expected to exceed $50 million in 2012. This acquisition is subject to the customary regulatory approval process and is expected to close in the next 45 days.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv
Senior Manager, Investor Relations
303-824-3765
or
Paul J. Reilly
Executive Vice President, Finance and Operations & Chief Financial Officer
631-847-1872
or
Media Contact:
John Hourigan
Director, Corporate Communications
303-824-4586